Exhibit 99.1

Quantum Technologies Reports Fiscal 2009 Fourth Quarter, Fiscal 2009 Year End, and Restated Fiscal 2007 and Fiscal 2008 Financial Results

IRVINE, Calif., January 25, 2010 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles, today reported results for fiscal 2009 and restated results for fiscal 2007 and fiscal 2008. Conference call information is provided below.

Fourth Quarter Operating Results

Total revenue in the fourth quarter of fiscal 2009 was $6.2 million compared to $9.7 million in the fourth quarter of fiscal 2008, a net decrease of 36%. The decrease in consolidated net revenue is primarily related to a decline in product shipments and engineering services provided to General Motors in the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008. Product sales in fiscal 2008 included shipments of hydrogen fuel storage systems associated with General Motors’ Equinox fuel cell vehicle program. Product sales declined significantly in fiscal 2009 as a result of the last shipment of all units ordered under General Motors’ Equinox program at the end of the fourth quarter of fiscal 2008. Despite lower revenues, the Company’s consolidated operating loss decreased from $4.6 million in the fourth quarter of fiscal 2008 to $4.3 million in the fourth quarter of fiscal 2009. The decrease was primarily due to lower corporate segment general and administrative expenses as a result of the implementation of specific cost reductions and lower shared based compensation expenses.

The Quantum Fuel Systems operating segment loss increased $0.8 million from $1.1 million in the fourth quarter of fiscal 2008 to $1.9 million in the fourth quarter of fiscal 2009. The increase is primarily due to the lower level of product revenues. Corporate segment expenses decreased $1.2 million, from $3.6 million in the fourth quarter of fiscal 2008 to $2.4 million in the fourth quarter of fiscal 2009. The share-based compensation expense related to FAS 123R was $0.4 million and depreciation and amortization expense was $0.4 million during the fourth quarter of fiscal 2009.

Contract revenue for the Quantum Fuel Systems segment increased $1.1 million, or 22%, from $5.0 million in the fourth quarter of fiscal 2008 to $6.1 million in the fourth quarter of fiscal 2009. The increase was primarily due to higher development program revenues related to development of the Q-Drive propulsion system for Fisker Automotive. This increase was partially offset by a decline in hydrogen and fuel cell system programs with General Motors. Other hybrid and plug-in hybrid development programs, military programs and other advanced hybrid propulsion system development programs were comparable for the fourth quarter of fiscal 2008 and 2009.

The financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with conversion features contained within the Company’s convertible note and term note (that we refer to in our prior filings as Convertible Note 1 and Term Note B) debt instruments effective upon their issuance in January 2008 and reflect the derivative liabilities associated with the common stock purchase warrants the Company issued in October 2006, June 2007 and August 2008. During the fourth quarter of fiscal 2008, the Company had a loss on the fair value adjustment of derivative instruments in the amount of $11.5 million compared to a $2.2 million gain in the fourth quarter of fiscal 2009 on the fair value adjustment of derivative instruments.

The Company’s net loss decreased from $16.4 million, or $0.21 a share, in the fourth quarter of fiscal 2008 to $3.2 million, or $0.03 a share, in the fourth quarter of fiscal 2009.

Fiscal 2009 Results

For fiscal 2009, the Company reported revenues of $23.3 million compared to revenues of $26.5 million for the fiscal 2008. Contract revenues increased $7.7 million, or 53%, from $14.6 million in fiscal 2008 to $22.3 million in fiscal 2009. The increase was due primarily to an increased level of system development and application engineering of our Q-Drive hybrid propulsion and control system for the Fisker Karma vehicle program and other funded contract work with the United States military and other government agencies. The operating loss for the Quantum Fuel Systems segment increased $7.1 million, from $7.3 million in fiscal 2008 to $14.4 million in fiscal 2009, primarily due to the full impairment of the intangible asset associated with our Strategic Alliance Agreement with General Motors in the third quarter of fiscal 2009, which was $5.8 million, and the decrease in product sales, which was partially offset by the increase in contract revenues.

Corporate segment expenses decreased $0.7 million from $11.4 million in fiscal 2008 to $10.7 million in fiscal 2009. Corporate segment expenses reflect the general and administrative expenses that indirectly support our ongoing Quantum Fuel Systems operating segment and our anticipated future operating segments. Corporate segment expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors. Included in operating expenses are $2.9 million and $1.9 million of share-based compensation for fiscal 2008 and 2009, respectively.

The Company’s consolidated operating loss increased from $18.8 million in fiscal 2008 to $25.1 million in fiscal 2009. This increase is primarily due to a non-cash charge of $5.8 million recorded in the third quarter of fiscal 2009 for the full impairment of the remaining balance of the intangible asset associated with our Strategic Alliance Agreement with General Motors. During fiscal 2009, depreciation and amortization expense was $3.1 million. Cash used from operations during fiscal 2009 was $16.9 million, which included $3.8 million in prepayments to affiliates under an agreement with asola Advanced and Automotive Solar Systems, GmbH, (Asola) on a solar cell contract.

The Company’s net loss from continuing operations increased from $19.9 million, or $0.26 a share, in fiscal 2008 to $28.0 million, or $0.30 a share, in fiscal 2009. The Company’s net loss decreased from $86.8 million, or $1.13 a share, in fiscal 2008 to $28.0 million, or $0.30 a share, in fiscal 2009.

Fair value adjustments of derivative instruments amounted to a gain of $27.7 million in fiscal 2009 as compared to a loss of $0.6 million in fiscal 2008. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. In accordance with SFAS 133, changes in fair value of the derivatives resulting from a movement in the share price or the passage of time are recognized each period. In fiscal 2009, the $27.7 million gain was primarily attributable to the significant decline in our share price over the course of the fiscal year that reduced the fair value of the derivative instrument liabilities. The fair value adjustments in fiscal 2009 were offset by a $23.8 million loss recorded in the first quarter of fiscal year 2009 as a result of the modification of Term Note B that occurred on May 30, 2008, and a $4.3 million loss on settlement of derivative instruments resulting from debt conversions and warrant exercises that occurred during fiscal 2009. There were no debt conversions or warrant exercises in fiscal 2008.

The derivatives and their respective derivative values measured as of April 30, 2008 and 2009, are as follows:

Derivative Financial Instrument:	As of April 30, 2008	As of April 30, 2009
	(As Restated)
Embedded conversion feature under Convertible Note I	$6,392,000	$305,000
Embedded principal multiplier feature under Term Note B	—	3,493,000
Warrant contracts issued in October 2006	3,138,000	4,395,000
Warrant contracts issued in June 2007	6,879,000	3,630,000
Warrant contracts issued in August 2008	—	3,375,000

	$16,409,000	$15,198,000

Asola, Quantum’s German solar affiliate, which is accounted for in equity in earnings of affiliates, had revenues of approximately $47.7 million and net income of $0.3 million during fiscal 2009.

The Tecstar Automotive Group business segment ceased operations on January 16, 2008 upon transfer of substantially all of its assets to an affiliate of our lender. Accordingly, the activities of the Tecstar Automotive Group reporting segment are reported as discontinued operations for the twelve month period ending April 30, 2008.

Alan P. Niedzwiecki, President and CEO, stated, “This year was marked by a changing automotive industry and strong economic headwinds our customers faced as a result of the global economic recession. During the year, we did write-down our intangible asset related to our strategic alliance with General Motors and had a couple programs with GM cancelled or moved out into the future. However, we continue to work with GM and other automotive OEMs on several exciting clean vehicle programs. These programs include customers such as Fisker Automotive, Volvo-Eicher, Ford, Department of Energy, other government agencies, and the military. Overall, we experienced a 52 percent growth rate in our fiscal 2009 development program revenues and took measures to reduce our overhead structure.”

Mr. Niedzwiecki continued, “Fisker Automotive plans on producing 15,000 Karma vehicles in calendar 2011 and Quantum is targeted to be the exclusive supplier of certain systems and sub-systems for the Q-DriveTM powertrain system. The Q-Drive is a culmination of technologies that Quantum has been developing over the last decade.

Additionally, we are progressing with the Department of Energy on our $175 million loan application in connection with the Department of Energy’s $25 billion Advanced Technology Vehicles Manufacturing Loan program and other government programs available to the Company. We remain excited about the transformation taking place in the automotive industry with clean vehicle hybrid technology taking center stage. Quantum has been working on advanced propulsion and hybrid vehicle technologies for the past ten years and we now see opportunities to apply this proprietary technology into widely adopted commercial and military vehicle markets.”

Restated Financial Statements

The Company’s consolidated financial statements and selected financial data contained herein include restatements of previously reported financial statements and disclosures for the annual periods ended April 30, 2007 and 2008 as part of a reassessment of the accounting and classification for certain of the Company’s debt instruments and warrant contracts.

The financial information presented in the consolidated financial statements and the notes to the consolidated financial statements filed on Form 10-K for fiscal 2009 give effect to the restatements for fiscal 2007, fiscal 2008 and all previously reported quarterly periods in fiscal 2007, 2008 and 2009. The restatements reflect the bifurcation of the derivative liabilities associated with conversion features contained within Convertible Note I and Term Note B debt instruments effective upon their issuance in January 2008 and reflect the derivative liabilities associated with the warrant contracts the Company issued in October 2006, June 2007 and August 2008. The restatement also includes the effects of reclassifying a $6.3 million debt premium that was derived in connection with the modification of a convertible note on January 31, 2007 to equity that was previously reported as a liability. The following table sets forth the effect of the restatement on our previously reported selected consolidated financial data:

Selected Consolidated Financial Data

	Year Ended April 30,
	2007	2007	2008	2008
	As previously reported	As restated	As previously reported	As restated
	(all amounts in thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Net product sales	$10,663	$10,663	$11,856	$11,856
Contract revenue from affiliate	—	—	2,178	2,178
Contract revenue from non-affiliates	7,016	7,016	12,463	12,463

Total revenue	17,679	17,679	26,497	26,497

Cost and expenses:
Cost of product sales	9,484	9,484	10,016	10,016
Research and development	14,146	14,146	17,499	17,499
Selling, general and administrative	15,811	15,811	16,077	16,077
Amortization and impairment of intangibles	1,674	1,674	1,676	1,676

Operating loss	(23,436)	(23,436)	(18,771)	(18,771)

Interest income (expense), net	(16)	(16)	(2,218)	(2,557)
Fair value adjustments of derivative instruments	—	1,248	—	(611)
Loss on settlement of derivative instruments	—	(281)	—	—
Minority interest in losses of subsidiary	811	811	1,719	1,719
Equity in earnings of affiliates	—	—	335	335
Other income (expense), net	7	7	(27)	(27)
Income tax expense	(2)	(2)	(2)	(2)

Loss from continuing operations	(22,636)	(21,669)	(18,964)	(19,914)
Loss from discontinued operations	(117,893)	(118,184)	(66,062)	(66,886)

Net loss	$(140,529)	$(139,853)	$(85,026)	$(86,800)

Per share data - basic and diluted:
Loss from continuing operations	$(0.37)	$(0.35)	$(0.25)	$(0.26)
Loss from discontinued operations	(1.91)	(1.91)	(0.86)	(0.87)

Net Loss	$(2.28)	$(2.26)	$(1.11)	$(1.13)

Weighted average number of shares outstanding - basic and diluted	61,760	61,760	76,791	76,791

	April 30,
	2007	2007	2008	2008
	As previously reported	As restated	As previously reported	As restated
	(all amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,526	$2,526	$6,024	$6,024
Working capital (deficit)	17,336	15,159	929	(14,317)
Total assets	167,543	167,543	68,786	68,786
Derivative instruments	—	3,340	—	16,409
Long-term debt, less current portion	27,157	22,311	33,624	29,941
Total equity	77,529	80,198	13,349	1,786

The following table sets forth the effect of the restatement on the previously reported unaudited statements of operations for the nine months ended January 31, 2009:

Condensed Consolidated Statements of Operations (Unaudited) –

(in thousands, except for per share data)

	Nine Months Ended January 31, 2009
	As Previously Reported	As Restated
Product sales	$815	$815
Contract revenue	16,201	16,201

Total revenue	17,016	17,016

Cost of product sales	1,526	1,526
Research and development	18,709	18,709
Selling, general and administrative	10,569	10,569
Amortization and impairment of intangible asset	7,021	7,021

Total costs and expenses	37,825	37,825

Operating loss	(20,809)	(20,809)
Interest expense, net	(2,831)	(2,732)
Fair value adjustments of derivative instruments	—	25,543
Loss on modification of derivative instruments	(39,763)	(23,834)
Loss on settlement of derivative instruments	—	(4,294)
Equity in earnings of affiliates, net	(672)	(672)
Other non-operating income, net	1,999	1,999

Net loss	$(62,076)	$(24,799)

Per share data - basic and diluted:

Net loss	$(0.69)	$(0.28)
Number of shares used in per share calculation - basic and diluted	89,880	89,880

The following table sets forth the effect of the restatement on the previously reported quarterly unaudited balance sheets in fiscal 2009:

Unaudited Condensed Consolidated Balance Sheets – Fiscal 2009

(in thousands)

	First Quarter	Second Quarter	Third Quarter
	July 31, 2008	Oct 31, 2008	Jan 31, 2009
	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$9,011	$15,575	$7,662
Accounts receivable from non-affiliates, net	4,546	5,589	5,386
Inventories, net	6,186	5,899	4,050
Prepayments to affiliate	121	703	872
Prepaids and other current assets	619	3,013	1,067

Total current assets	20,483	30,779	19,037

Property and equipment, net	4,830	6,589	6,942
Investment in and advances to affiliate	3,018	5,396	5,104
Intangible assets, net	6,606	6,191	—
Goodwill	30,400	30,400	30,400
Prepayments to affiliate	—	5,240	5,240
Deposits and other assets	3,540	501	492

Total assets	$68,877	$85,096	$67,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,618	$3,804	$2,988
Accrued payroll obligations	1,134	1,222	1,099
Deferred revenue from affiliate	5,537	4,824	1,480
Deferred revenue from non-affiliates	518	459	403
Accrued warranties	469	447	324
Derivative instruments	25,338	7,853	17,348
Other accrued liabilities	2,000	1,160	1,404
Current maturities of long-term debt	21,532	24,392	33,353
Obligations of discontinued operations	—	—	—

Total current liabilities	59,146	44,161	58,399

Long-term debt, net of current maturities	19,889	11,041	135
Derivative instruments	17,256	4,546	—

Stockholders’ equity:
Preferred stock, no shares outstanding for all periods	—	—	—

Series B common stock, 1,000 shares outstanding for all periods	1	1	1
Common stock; 81,433 in July; 96,155 in October; 97,628 in January; of shares outstanding, respectively	81	96	98
Additional paid-in-capital	309,241	329,229	331,110
Accumulated deficit	(336,737)	(303,978)	(322,528)
Accumulated other comprehensive loss	—	—	—

Total stockholders’ equity	(27,414)	25,348	8,681

Total liabilities and stockholders’ equity	$68,877	$85,096	$67,215

The restatements had no impact on the financial statement amounts previously reported for the Company’s assets, revenues and operating costs and expenses for the fiscal years ended April 30, 2007 and April 30, 2008 and the nine month period ending January 31, 2009.

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Unaudited Three Months Ended April 30,		Year Ended April 30,
	2008	2009	2007	2008	2009
	(As Restated)		(As Restated)	(As Restated)
Revenue:
Net product sales	$4,619,951	$160,964	$10,662,721	$11,856,277	$975,098
Contract revenue from affiliate	1,178,226	4,409,758	—	2,178,226	13,751,866
Contract revenue from non-affiliates	3,867,461	1,671,242	7,015,939	12,462,659	8,530,756

Total revenue	9,665,638	6,241,964	17,678,660	26,497,162	23,257,720

Costs and expenses:
Cost of product sales	3,871,317	763,260	9,483,918	10,015,622	2,288,237
Research and development	5,792,330	6,467,724	14,146,098	17,499,221	25,177,261
Selling, general and administrative	4,214,765	3,319,415	15,810,938	16,077,527	13,888,843
Amortization and impairment of intangible asset	419,022	—	1,674,190	1,675,835	7,020,607

Total costs and expenses	14,297,434	10,550,399	41,115,144	45,268,205	48,374,948

Operating loss	(4,631,796)	(4,308,435)	(23,436,484)	(18,771,043)	(25,117,228)
Interest expense, net	(969,711)	(959,436)	(15,781)	(2,557,266)	(3,690,855)
Fair value adjustments of derivative instruments	(11,469,000)	2,150,000	1,248,000	(611,000)	27,693,000
Loss on modification of derivative instruments	—	—	—	—	(23,834,000)
Loss on settlement of derivative instruments	—	—	(281,000)	—	(4,294,000)
Minority interest in losses of subsidiary	401,118	—	811,262	1,718,813	—
Equity in earnings (losses) of affiliates, net	238,000	(61,000)	—	335,500	(733,000)
Other income (expense), net	(13,280)	(14,720)	5,902	(27,443)	1,985,031

Loss from continuing operations before income taxes	(16,444,669)	(3,193,591)	(21,668,101)	(19,912,439)	(27,991,052)
Income tax expense	—	(400)	(1,600)	(1,600)	(1,600)

Loss from continuing operations	(16,444,669)	(3,193,991)	(21,669,701)	(19,914,039)	(27,992,652)
Loss from discontinued operations, net of tax effects	—	—	(118,183,365)	(66,886,009)	—

Net loss	$(16,444,669)	$(3,193,991)	$(139,853,066)	$(86,800,048)	$(27,992,652)

Per share data - basic and diluted:
Loss from continuing operations	$(0.21)	$(0.03)	$(0.35)	$(0.26)	$(0.30)
Loss from discontinued operations	—	—	(1.91)	(0.87)	—

Net loss	$(0.21)	$(0.03)	$(2.26)	$(1.13)	$(0.30)

Number of shares used in per share calculation - basic and diluted	78,771,701	98,627,924	61,760,458	76,791,382	92,013,338

Financial Results Call Scheduled:

Monday, January 25, 2010 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625; Conference ID # 52824384

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until February 15, 2010 at 1:30 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of hybrids, anticipated legislation and government funding, solar and other clean technology opportunities, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact including, but not limited to, statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions should be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including, without limitation, whether we enter into a long-term exclusive supply agreement with Fisker Automotive for certain components and control systems for Q-Drive powertrain system; whether Fisker Automotive actually incorporates the Q-Drive powertrain system in its Fisker Karma; whether Fisker Automotive is able to successfully bring the Fisker Karma to market and, if yes, the number of Karma’s that are sold; if Fisker Automotive delays or suspends development or production of the Fisker Karma, variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; our ability to secure government funding under the Department of Energy’s $25 billion Advanced Technology Vehicles Manufacturing Loan program and other government funding and grant programs; costs and potential litigation associated with our acquisitions or the sale or restructure of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid vehicles and technologies; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our

OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2009 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Investor Relations

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2010 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500    Fax 949-399-4600